Exhibit 10.85

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) sets forth the terms and conditions under which Relentless Ventures LLC, a Colorado company with its principal place of business located at 2061 Shawnee Mission Parkway, Mission Woods, KS 66205 (“CONSULTANT”) has been engaged by CUI Global, Inc., a Colorado corporation with its principal place of business located at 20050 SW 112th Avenue, Tualatin OR 97062 (the “Company”). This Agreement is effective August 28, 2014 (the “Engagement Date”).

The parties agree as follows:

1.            The Services. In consideration of Company’s payment of the Fees (as defined in Exhibit A, attached hereto), CONSULTANT shall provide the services to the Company and reach the milestones as set forth in Exhibit A (collectively, the “Services”).

During the term of this Agreement CONSULTANT will devote such time and attention to performing the Services for Company as are reasonably necessary or appropriate to provide effective promotion of the Company and its affairs. Notwithstanding anything to the contrary herein, the Services will not include any actions that constitute, or that CONSULTANT believes constitute, or that CONSULTANT is advised by its counsel may constitute, general solicitation or advertising of the Company’s securities, rendering legal opinions or other legal services, performing services which would require CONSULTANT to register as a broker or dealer, or performing services that would render CONSULTANT an “underwriter” pursuant to federal or state securities laws.

2. The Fee. As more fully described in Exhibit A and/or any written amendment thereto, CONSULTANT’s fee shall be in the form of Company’s restricted common shares. CONSULTANT understands and agrees that said shares shall be restricted under SEC Rule 144.

3.            Expense Reimbursement. Except as specifically provided in this Section, CONSULTANT shall not be entitled to be reimbursed for any of the expenses, out of pocket or otherwise, that it incurs in the course of performing the Services.

4.            Company’s Duties. Company shall diligently, competently and promptly take all actions reasonably requested by CONSULTANT to enable CONSULTANT to fully and satisfactorily perform the Services for Company. If CONSULTANT’s failure to perform the Services is due, in whole or in part, to Company’s failure to comply with this Section, CONSULTANT shall not be in default under this Agreement.

5.            Term and Termination

(a) Term. The Term of this Agreement will commence on the Engagement Date and continue for a period of twelve (12) months (the “Initial Term”) unless terminated as provided in the following subsection. The Term may be extended upon mutual agreement of the parties.

(b) Termination. This Agreement may be terminated only as follows:

(i) By Company during the Term. By notice given to CONSULTANT on or before September 15, 2014 or any month thereafter on or before the 15th of each month, the Company may terminate this Agreement without cause, effective as of the close of business on October 14, 2014 or on the 14th day of any subsequent month in which Notice of Termination was given the month before. If the Company terminates the Agreement no further compensation will be owed CONSULTANT.

(ii) By CONSULTANT for Company’s failure to Pay Fee or Cooperate. By notice given to the Company at any time, CONSULTANT may terminate this Agreement if the Company has failed to pay any Fee when due. CONSULTANT may also terminate this Agreement if, within thirty (30) days of giving a notice to Company that specifies in detail the facts constituting Company’s breach of its obligations under Section 4 hereof, Company has not cured the breach.

(iii) By Either Party for any Other Material Breach. Either party may terminate this Agreement if, within thirty (30) days of giving a notice to the other party that specifies in detail the facts constituting the other party’s breach of any material term of this Agreement, not described in subsection (ii) above, the breaching party has not cured the breach.

(c) Consequences of Termination. If this Agreement is properly terminated, there shall be no further obligations on the part of the Company or CONSULTANT, their respective stockholders, directors, officers, employees, agents or representatives, except CONSULTANT shall be obligated to continue to comply with the provisions of Section 9. Nothing herein shall relieve either party from liability for any material breach of this Agreement.

(d) Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, in no event shall CONSULTANT’s liability for any breach of this Agreement exceed the amount paid by Company to CONSULTANT as Fees under this Agreement. Said amount of liability to be determined by the market value of the restricted common stock at the close-of-business on the date the shares are granted to CONSULTANT.

6.            Other Consultants and other Clients. The Company reserves the right to contract other firms to provide services similar to the Services and expressly acknowledges that CONSULTANT shall be entitled to provide the Services to other public companies provided that such other representation does not in any way interfere or conflict with the effective performance of CONSULTANT’s duties hereunder, and provided, further, that CONSULTANT adheres to its obligations of confidentiality as set forth in Section 9 hereof.

7.            Status as Independent Contractor. All payments hereunder will be made to CONSULTANT as an independent contractor and CONSULTANT will be solely responsible for federal, state, and city tax filings and remittances. CONSULTANT is not, and by the provision of the Services will not become an agent or employee of the Company and will have no authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever.

8.            Compliance with Laws. CONSULTANT represents and warrants that it will perform the Services in a professional manner and in compliance with all applicable laws and legal requirements, including but not limited to all applicable federal and state laws and regulations applicable to CONSULTANT or to the Company.

9.            Nondisclosure. CONSULTANT will not, either during or after the term of this Agreement, directly or indirectly, divulge, publish or disclose any information regarding the affairs or business of the Company or its affiliates except information that is provided by the Company and expressly authorized to be disclosed. CONSULTANT will not use for its own purposes, or for any purposes other than providing the Services to the Company, any information CONSULTANT may acquire with respect to the Company’s affairs, business, technologies, or projects. Upon the termination of this Agreement (for any reason) CONSULTANT will promptly return to the Company all documents and other property of the Company including, without limitation, all Confidential Information (as defined below) and all copies thereof. CONSULTANT will deliver all such materials in accordance with the Company’s directions.

CONSULTANT acknowledges that the Company may provide to CONSULTANT material, non-public information (“Confidential Information”) concerning the Company. CONSULTANT agree that only those employees who have a need to know such information will have access to such Confidential Information, and that any employee or CONSULTANT who is provided with such access will be under a written obligation to maintain the confidentiality of such Confidential Information on terms at least as restrictive as those provided for herein. CONSULTANT will not trade the Company’s stock upon the basis of any material non-public information that CONSULTANT may possess.

CONSULTANT will segregate all Confidential Information from information of other companies and will not reproduce any of the Confidential Information without the Company’s prior written consent. CONSULTANT acknowledges that (i) CONSULTANT has received and read the Company’s most recently filed public documents, and (ii) the Company has made available to CONSULTANT all other documents and information that CONSULTANT has requested relating to the Company.

10.          Notice. Any notice required or permitted to be given by this Agreement shall be in writing and must be given by personal delivery, by confirmed facsimile transmission, by overnight courier, or by mailing, postage prepaid, registered or certified mail. All notices shall be addressed to the receiving party at its address set forth below or to such other address as the receiving party may, by notice, designate. Notices shall be deemed to be given and effective as follows: (i) if personally delivered or sent by facsimile, as of the date the notice is personally delivered of faxed; (ii) if sent by overnight courier, two (2) business days after delivery of the notice to the courier; and (iii) if sent by certified or registered mail, four (4) business days after mailing. Notice shall be addressed as follows:

(a)	if to the Company, to: Bill Clough, 20050 SW 112th Avenue, Tualatin, OR 97062
(b)	if to CONSULTANT, to: Relentless Ventures LLC c/o Midland, 2061 Shawnee Mission Parkway, Mission Woods KS 66205

11.          Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. This Agreement may not be assigned.

12.          Severability. Each provision and paragraph of this Agreement is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants under this Agreement. If any covenant or provision herein contained is determined to be void or unenforceable, in whole or in part, such determination shall not affect or impair the validity or enforceability of any other covenant or provision contained in this Agreement and the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent provided by law.

13.          No Brokers. CONSULTANT represents and warrants that it has not retained any broker or other individual in connection with the subject matter of this Agreement who may be entitled to be paid a fee by the Company in connection herewith.

14.          Entire Agreement. This Agreement replaces, supersedes and cancels all prior or contemporaneous agreements, representations and understandings between the Company and CONSULTANT in respect of the subject matter of this Agreement.

15.          Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the state of Oregon applicable to contracts executed and to be performed wholly within such state.

16.          Costs of Dispute Resolution. In the event of any conflict, claim or dispute between the parties or their successors in interest, whether or not such conflict, claim or dispute has its basis in law or in equity, the prevailing party shall be entitled to receive from the non-prevailing party all reasonable expenses incurred of every sort whatsoever including, but not limited to, actual attorneys fees and costs incurred in connection with each of the following: (i) advising the prevailing party of the parties’ rights and obligations under this Agreement, regardless of whether any mediation, arbitration or legal action is commenced; (ii) pre-mediation, pre-arbitration or pre-trial activities; (iii) mediation, arbitration or trial, and on appeal; and (iv) any bankruptcy or receivership proceedings.

17.          Consent to Jurisdiction. The Company and CONSULTANT hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction and venue of the United States Federal and State Courts of the State of Oregon and irrevocably waive any and all objections to such courts’ exclusive jurisdiction and venue in any such suit, action or proceeding.

18.          Waiver of Jury Trial. The Company and CONSULTANT hereby waive any right they may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under, or in connection with this Agreement.

19.          Amendments; Waivers. No amendment or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.

20.          Further Documents. The parties will execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement.

21.          Indemnification. CONSULTANT shall indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ and accountants’ fees, disbursements and expenses, as incurred) incurred by such party arising out of or based upon (i) any failure of CONSULTANT to perform the Services in accordance with applicable law, or (ii) any suit, claim, investigation, action or other proceeding brought by any governmental entity in connection with CONSULTANT’s performance under this Agreement.

22.          Counterparts. This Agreement may be executed in two or more partially or executed counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument provided that neither party shall have any obligations hereunder until all parties have become signatories hereto.

Signature Page Follows

Please confirm that the foregoing correctly sets forth our agreement by initialing each page, signing the signature page, and returning to us via facsimile a copy of this Agreement.

By:
Authorized Officer
On behalf of Relentless Venture LLC

AGREED AND ACCEPTED

CUI Global, Inc.

By:
William Clough, Chief Executive Officer
On behalf of CUI Global Inc.